EXHIBIT 99.1

ICG Announces 2010 Fourth Quarter and Year-End Financial Results

Core Consolidated Revenue Increases 27% in 2010

Metastorm Sale Completed

WAYNE, Pa., Feb. 24, 2011 (GLOBE NEWSWIRE) -- Internet Capital Group, Inc. (Nasdaq:ICGE) ("ICG") today reported its results for the fourth quarter and full year ended December 31, 2010.

"We are pleased with our financial results, which were driven by strong performance at each of our consolidated core partner companies," said Walter Buckley, ICG's Chief Executive Officer. "2010 was a pivotal year for ICG, as we set out on a path to refine our business model by focusing on core consolidated companies while monetizing certain equity companies. We successfully executed against these goals by increasing our stake in ICG Commerce to over 80% and, more recently, by monetizing our stake in Metastorm, one of our core equity companies. As we look ahead, we are well positioned to continue to report strong operating results within a simpler, more transparent structure."

Financial Results

ICG's GAAP revenue increased to $33.1 million for the quarter ended December 31, 2010, up from $24.0 million for the fourth quarter of 2009. GAAP net income for the quarter ended December 31, 2010 was $0.3 million, or $0.01 per diluted share, compared to $32.0 million, or $0.87 per diluted share, in the comparable 2009 period. Core consolidated revenue totaled $33.1 million in the fourth quarter of 2010, an increase of 27% from the corresponding 2009 period. Core consolidated EBITDA totaled $5.6 million for the fourth quarter of 2010, compared to $4.0 million in the corresponding 2009 period.

ICG's GAAP revenue increased to $115.7 million for 2010, up from $90.3 million for 2009. GAAP net income for 2010 was $46.6 million, or $1.26 per diluted share, compared to $15.5 million, or $0.42 per diluted share, for 2009. Core consolidated revenue totaled $117.7 million for 2010, an increase of 27% from 2009.  Core consolidated EBITDA totaled $13.7 million for 2010, compared to $9.3 million for 2009.

ICG's corporate cash and cash equivalents were $72.9 million at December 31, 2010, and the value of ICG's holdings in GoIndustry-DoveBid (LSE.AIM: GOI) was $3.5 million. Additionally, as of December 31, 2010, ICG had an income tax receivable of $6.3 million.

ICG Commerce

ICG Commerce reported $28.5 million of revenue for the fourth quarter of 2010, representing an increase of 25% over the comparable 2009 period. ICG Commerce reported $101.1 million of revenue for 2010, representing an increase of 24% over 2009. ICG Commerce's EBITDA, excluding stock-based compensation and unusual items, for the quarter ended December 31, 2010 increased to $6.4 million, up from $4.9 million in the comparable 2009 period. ICG Commerce's EBITDA, excluding stock-based compensation and unusual items, for 2010 increased to $17.1 million, up from $13.4 million in 2009.

Metastorm

On February 17, 2011, the sale of Metastorm to Open Text Corporation was consummated. ICG's portion of the sale proceeds consisted of approximately $53 million, approximately $1.6 million of which has been placed in escrow in connection with a customary indemnification holdback. Subject to any indemnification claims that Open Text may assert, the escrowed sale proceeds will be released to ICG nine months following the closing of the transaction.

2011 Guidance

"As we look forward in 2011, we expect core consolidated revenue for the year to be in the range of $142 million to $148 million, representing 21% to 26% growth over 2010 revenue, and core consolidated EBITDA to be in the range of $16 million to $18 million as we continue to support key growth and expansion efforts at our consolidated partner companies," said Kirk Morgan, Chief Financial Officer at ICG. "Additionally, the proceeds from our recent sale of Metastorm will further strengthen our balance sheet, providing us greater financial flexibility to achieve our goals of owning majority stakes in companies and driving growth."

For information related to ICG's core equity companies, Channel Intelligence, Freeborders, StarCite and WhiteFence, please refer to the supplemental schedule on our website, as well as the slide presentation that will accompany today's earnings results webcast. See below for further details regarding the webcast.

Please see ICG's website at www.icg.com for more information on ICG, its partner companies and its fourth quarter and full year 2010 results.

ICG will host a webcast at 10:00 a.m. ET today to discuss its financial results. As part of the live webcast for this call, ICG will post a slide presentation to accompany the prepared remarks. To access the webcast, go to www.icg.com and click on the investor relations tab. Then click the link for the fourth quarter and full year conference call webcast. Please log on to the website approximately ten minutes prior to the call to register and download and install any necessary audio software. The conference call is also accessible through listen-only mode at 866-831-6247. The international dial-in number is 617-213-8856. The pass code is 42656308.

For those unable to participate in the conference call, a replay will be available from February 24, 2011 at 1:00 p.m. ET until March 3, 2011 at 11:59 p.m. ET. To access the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international). The pass code is83619482. The replay and slide presentation also can be accessed in the investor relations section of the ICG website at www.icg.com/investors/events-and-presentations/.

About ICG

ICG (Nasdaq:ICGE) identifies, capitalizes and grows companies in the SaaS, tech-enabled BPO and Internet marketing sectors.  These partner companies transform the way business is done by enabling enterprises to increase efficiencies and improve critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market changers and market leaders. ICG focuses on building successful businesses in the SaaS, tech-enabled BPO and Internet marketing sectors by providing them with access to management expertise and strategic and operational guidance, as well as growth capital.

The Internet Capital Group, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7794

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our partner companies' customers, our partner companies' ability to compete successfully against their respective competitors, our partner companies' ability to timely and effectively respond to technological developments, our and our partner companies' collective ability to retain key personnel, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, and other risks and uncertainties detailed in ICG's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.

Internet Capital Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue	$ 33,076	$ 23,951	$ 115,710	$ 90,252

Operating Expenses
Cost of revenue	18,669	14,715	71,050	56,920
Selling, general and administrative	10,995	7,857	42,206	34,578
Research and development	2,846	1,597	10,644	9,015
Amortization of intangibles	337	--	1,357	205
Impairment related and other	10	128	1,182	5,192
Total operating expenses	32,857	24,297	126,439	105,910

Operating income (loss)	219	(346)	(10,729)	(15,658)

Other income (loss), net	28	5,353	74,147	16,578
Interest income	75	108	330	446
Interest expense	(174)	(10)	(366)	(216)
Income (loss) before income taxes and equity loss	148	5,105	63,382	1,150

Income tax benefit (expense)	2,811	40,394	(254)	39,510
Equity loss	(2,155)	(1,493)	(16,022)	(12,131)
Income (loss) from continuing operations	804	44,006	47,106	28,529
Income (loss) on discontinued operations	--	--	802	--
Net income (loss)	804	44,006	47,908	28,529
Less: Net income (loss) attributable to the noncontrolling interest	538	11,989	1,319	12,995
Net income (loss) attributable to ICG	$ 266	$ 32,017	$ 46,589	$ 15,534

Amounts attributable to ICG common shareholders:
Net income (loss) from continuing operations	$ 266	$ 32,017	$ 45,977	$ 15,534
Net income (loss) on discontinued operations	--	--	612	--
Net income (loss) attributable to ICG common shareholders	$ 266	$ 32,017	$ 46,589	$ 15,534

Basic net income (loss) per share:
Income (loss) from continuing operations attributable to ICG common shareholders	$ 0.01	$ 0.87	$ 1.26	$ 0.42
Income (loss) on discontinued operations attributable to ICG common shareholders	--	--	0.02	--
	$ 0.01	$ 0.87	$ 1.28	$ 0.42

Shares used in computation of basic net income (loss) per common share attributable to ICG common shareholders	36,684	36,623	36,427	36,660

Diluted net income (loss) per share:
Income (loss) from continuing operations attributable to ICG common shareholders	$ 0.01	$ 0.87	$ 1.24	$ 0.42
Income (loss) on discontinued operations attributable to ICG common shareholders	--	--	0.02	--
Income (loss) attributable to ICG common shareholders	$ 0.01	$ 0.87	$ 1.26	$ 0.42

Shares used in computation of diluted net income (loss) per common share attributable to ICG common shareholders	37,875	36,692	37,064	36,705

Internet Capital Group, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$ 92,639	$ 55,528
Accounts receivable, net	25,705	19,120
Deferred tax asset	6,792	8,147
Income tax receivable	6,314	11,071
Prepaid expenses and other current assets	2,507	2,146
Assets of discontinued operations	--	1,750
Total current assets	133,957	97,762
Marketable securities	--	73,512
Fixed assets, net	5,991	4,179
Ownership interests in partner companies	83,829	97,777
Goodwill	20,317	20,317
Intangibles, net	13,832	14,789
Deferred tax asset	21,288	20,724
Other assets, net	1,904	1,027
Total assets	$ 281,118	$ 330,087

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of other long-term debt	$ 4,546	$ 381
Accounts payable	1,973	1,590
Accrued expenses	3,033	4,463
Accrued compensation and benefits	15,327	12,218
Deferred revenue	10,226	5,668
Liabilities of discontinued operations	--	320
Total current liabilities	35,105	24,640
Long-term debt	15,535	645
Other non-current liabilities	867	1,640
Total liabilities	51,507	26,925
Redeemable noncontrolling interest	1,182	1,420
Equity:
Controlling (ICG) equity	223,780	280,665
Noncontrolling interest	4,649	21,077
Total stockholders' equity	228,429	301,742
Total liabilities and stockholders' equity	$ 281,118	$ 330,087

ICG
Non-GAAP Reconciliation
(In thousands)

The following table is a reconciliation of non-GAAP financial measures to GAAP results.

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Reconciliation of GAAP revenue to core consolidated revenue (A)

GAAP revenue	$ 33,076	$ 23,951	$ 115,710	$ 90,252

GovDelivery revenue for periods prior to acquisition	--	2,074	--	7,031
Deferred revenue not recorded in purchase accounting	38	--	1,955	--
Vcommerce revenue to exclude periods while consolidated	--	--	--	(4,610)

Core consolidated revenue	$ 33,114	$ 26,025	$ 117,665	$ 92,673

Reconciliation of GAAP Net income attributable to ICG to adjusted operating income (loss) and core consolidated EBITDA (A)

GAAP Net income (loss) attributable to ICG:	$ 266	$ 32,017	$ 46,589	$ 15,534

Net income attributable to non-controlling interests	538	11,989	1,319	12,995
Discontinued operations	--	--	(802)	--
Equity loss (income)	2,155	1,493	16,022	12,131
Income tax expense (benefit)	(2,811)	(40,394)	254	(39,510)
Interest (income) expense, net	99	(98)	36	(230)
Other (income) loss, net	(28)	(5,353)	(74,147)	(16,578)

Consolidated operating income (loss)	219	(346)	(10,729)	(15,658)

Depreciation - corporate	13	15	58	90
Intangibles amortization resulting from acquisitions - corporate	337	--	1,357	205
Depreciation and amortization - core consolidated	721	379	2,490	1,281
Stock-based compensation - corporate	582	257	2,345	2,888
Stock-based compensation - core consolidated	147	228	682	791
Impairment related and other - corporate	--	--	796	4,876
Impairment related and other - core consolidated	10	--	386	--

Adjusted operating income (loss)	2,029	533	(2,615)	(5,527)

Corporate:
Operating expenses	3,631	3,628	14,766	13,279

Core Consolidated Companies:
Deferred revenue not recorded in purchase accounting	38	--	1,955	--
Other income (loss), net	(100)	(185)	(360)	602

Proforma:
GovDelivery results of operations for periods prior to acquisition	--	38	--	(342)
Vcommerce results of operations to exclude periods while consolidated	--	--	--	1,301

Core consolidated EBITDA	$ 5,598	$ 4,014	$ 13,746	$ 9,313

(A) Core consolidated revenue, core consolidated EBITDA and adjusted operating income (loss) are non-GAAP financial measures and have no standardized measurement prescribed by GAAP. Core consolidated revenue is the sum of the revenue of ICG's three core consolidated companies. Core consolidated EBITDA is the sum of the earnings (losses) before interest, taxes, depreciation and amortization, stock-based compensation and unusual items of ICG's three core consolidated companies. ICG's management considers charges unusual when they are transactional-driven or non-recurring. Adjusted operating income (loss) is operating income (loss), adjusted for depreciation and amortization, stock-based compensation, and impairment related and other amounts of ICG's three core consolidated companies. ICG's management believes these non-GAAP financial measures provide useful information to investors, potential investors, securities analysts and others that enables each such group to evaluate core consolidated companies' current and future prospects in a similar manner as ICG's management and review results on a comparable basis for all periods presented.
CONTACT:  Investor inquiries:
          Karen Greene
          ICG
          Investor Relations
          610-727-6900
          IR@icg.com